EXHIBIT 99.19

EXECUTION VERSION

Loan Agreement
Dated as of March 20, 2020
among
Virtu Americas LLC,
the Lenders from time to time party hereto
and
TJMT Holdings LLC,
as Administrative Agent

(i)

Exhibit A	—	Notice of Borrowing
Exhibit B	—	Note
Exhibit C	—	Assignment and Assumption
Schedule 1	—	Commitments
Schedule 4.6	—	Litigation
(ii)

Loan Agreement
This Loan Agreement is entered into as of March 20, 2020 by and among Virtu Americas LLC, a Delaware limited liability company (the “Borrower”), the several Persons from time to time party to this Agreement, as Lenders, as provided for herein, and TJMT Holdings LLC, as Administrative Agent, as provided herein.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 3.1 hereof.
Preliminary Statement
The Borrower desires to borrow, and the Lenders agree to lend, unsecured term loans hereunder in an aggregate original principal amount not to exceed $300,000,000, subject to the terms and conditions set forth herein.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof and on the basis of the representations and warranties herein set forth, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:
SECTION 1.	The Credit Facilities.
Section 1.1          Commitments.
(a)          Commitments.
(i)          Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Loan” and collectively for all the Lenders the “Loans”) in U.S. Dollars to the Borrower from time to time before the Termination Date in an aggregate principal amount not to exceed such Lender’s Commitment.  The sum of the aggregate principal amount of the Loans borrowed hereunder shall not exceed $300,000,000.  For the avoidance of doubt, any Loan that is repaid or prepaid may not be reborrowed.
(ii)          Each Borrowing of Loans shall be made ratably by the Lenders in proportion to their respective Percentages. Each Borrowing of Loans shall effect a corresponding reduction of the Commitments of the Lenders.
Section 1.2          Interest Rate.
Each Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced until maturity (whether by acceleration or otherwise) at a rate per annum equal to 8.0%, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

Section 1.3          Manner of Borrowing Loans.
(a)          Notice to the Administrative Agent.  The Loans may be borrowed in one or more Borrowings on or after the Closing Date and prior to the Termination Date.  The Borrower shall deliver a Notice of Borrowing to the Administrative Agent by no later than 1.00 p.m. (New York Time) (or such later time as the Administrative Agent, with the consent or at the direction of the Required Lenders may agree) on the date the Borrower requests the Lenders to advance a Borrowing of Loans.  The Borrower shall give all such notices requesting the advance of a Borrowing to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit A (Notice of Borrowing), or in such other form reasonably acceptable to the Administrative Agent (a “Notice of Borrowing”).  All such notices shall specify the date and the amount of the requested Borrowing to be advanced.
(b)          Notice to the Lenders.  The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.3(a) above.
(c)          Disbursement of Loans.  Not later than 5:00 p.m. (New York Time) on the date of any requested advance of a Borrowing, subject to Section 5 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available pursuant to wire instructions to the Borrower’s account provided in writing by the Borrower to the Lenders and the Administrative Agent from time to time.
Section 1.4          Maturity of Loans.  All Loans, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.
Section 1.5          Optional Prepayments.  The Borrower may prepay in whole or in part the Loans at any time upon notice delivered by the Borrower to the Administrative Agent no later than 2:00 p.m. (New York Time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid plus accrued interest thereon to the date fixed for prepayment.  Any such prepayment shall be applied to the outstanding Loans on a pro rata basis.
Section 1.6          Default Rate.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists or after acceleration, if the Administrative Agent, acting at the request or with the consent of the Required Lenders, provides written notice hereunder to the Borrower, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on any overdue amounts at a rate per annum equal 10.0%.  While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.7          Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)          The entries maintained in the accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(c)          Any Lender may request that its Loans be evidenced by a promissory note or notes in the form of Exhibit C (“Notes” and individually, a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant Commitment or Loans, as applicable, held by such Lender.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsection (a) above.
Section 1.8          Administrative Agent Fees.  The Borrower shall pay to the Administrative Agent, for its own use and benefit, any fees agreed to between the Administrative Agent and the Borrower in writing, if any.
SECTION 2.          Place and Application of Payments.
Section 2.1          Place and Application of Payments.  All payments of principal of and interest on the Loans, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the applicable Lenders no later than 4:00 p.m. (New York Time) on the due date thereof at such account as each Lender may designate in writing to the Borrower).  Payments received after such time shall be deemed to have been received by the applicable Lender on the next Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set‑off or counterclaim.
Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
(a)          first, to the payment of any outstanding costs and expenses incurred by the  Administrative Agent, in protecting, preserving or enforcing rights under the Loan Documents, and in any event including all costs and expenses which the Borrower have agreed to pay the Administrative Agent under this Agreement (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
(b)          second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(c)          third, to the payment of principal on the Loans, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
(d)          fourth, to the payment of all other unpaid Obligations to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
(e)          finally, to the Borrower or whoever else may be lawfully entitled thereto.
SECTION 3.          Definitions; Interpretation.
Section 3.1          Definitions.  The following terms when used herein shall have the following meanings:
“Act” is defined in Section 9.17 hereof.
“Administrative Agent” means TJMT Holdings LLC, in its capacity as Administrative Agent hereunder, and any successor in such capacity pursuant to Section 8.6 hereof.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
“Agreement” means this Loan Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Borrower from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Permitted Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act), such ‘‘person’’ will be deemed to have beneficial ownership of all securities that such ‘‘person’’ has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms ‘‘Beneficially Owns’’ and ‘‘Beneficially Owned’’ have a corresponding meaning.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership of the Borrower as required by 31 C.F.R. § 1010.230 (as amended, modified or supplemented from time to time), in form and substance reasonably satisfactory to the Administrative Agent.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrowing” means the total of Loans to the Borrower advanced on a single date.  Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York.
“Change of Control” means any of (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole to any ‘‘person’’ or ‘‘group’’ (as each such term is used in Section 13(d) of the Exchange Act) other than the Parent, one or more or its Subsidiaries, or one or more Permitted Holders; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (each as such term is used in Section 13(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Parent, measured by voting power rather than number of shares, units or the like, (iii) the Parent ceases to own, legally and beneficially, 100% of the equity interests of each Borrower or (iv)  any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Material Indebtedness of the Borrower or the Parent, shall occur.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its reasonable discretion.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Commitment” means, as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be modified at any time or from time to time pursuant to the terms hereof.  The Borrower and the Lenders acknowledge and agree that the Commitments of the Lenders aggregate $300,000,000 on the date hereof.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.
“Credit” means the credit facility for making Loans described in Section 1.1 hereof.
“Credit Event” means the advancing of any Loan.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions.
“Event of Default” means any event or condition identified as such in Section 9.1 hereof.
“Excess Interest” is defined in Section 9.12 hereof.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 1.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Finance Lease” means any lease of property classified as a “finance lease” on both the balance sheet and income statement for financial reporting purposes under GAAP, but excluding, for the avoidance of doubt, any operating leases or any other non-finance leases.
“Finance Lease Obligation” of any Person means an obligation that is required to accounted for as a Finance Lease (and not an operating lease) on both the balance sheet and income statement of such Person for financial reporting purposes in accordance with GAAP.  At the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease would be the amount required to be reflected as a liability on such balance sheet in accordance with GAAP.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed

(including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Finance Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement; provided, that the sale of Swap Contracts, options or futures by such Person, and any related short position, shall not be deemed Indebtedness for purposes hereof.
“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” is defined in Section 9.10 hereof.
“Information” is defined in Section 9.18 hereof.
“Interest Payment Date” means the last day of every calendar month and on the maturity date.
“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.
“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a Lender pursuant to an Assignment and Assumption or other documentation contemplated thereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated thereby.
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Finance Lease or other title retention arrangement.
“Loan” is defined in Section 1.1 hereof.
“Loan Documents” means this Agreement, the Notes (if any), and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
“Material Adverse Effect” means, (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Borrower to pay the Obligations under the Loan Documents, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of the material provisions of any Loan Document or the rights and remedies of the Lenders thereunder.
“Material Indebtedness” means (i) Indebtedness of the Borrower in an aggregate principal amount exceeding the applicable Threshold Amount, and (ii) Indebtedness of the Parent and certain of its Subsidiaries under that certain Credit Agreement dated as of March 1, 2019, by and among the Parent, certain Subsidiaries of the Parent, as borrowers, the banks and other financial institutions from time to time party thereto, as lenders, and Jefferies Finance LLC, as administrative agent, as the same may be amended, modified, supplemented or restated from time to time.  For purposes of determining Material Indebtedness, (x) the “obligations” of the Borrower in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting arrangements) that the Borrower would be required to pay if such Swap Contract were terminated at such time and (y) the Obligations owing by the Borrower hereunder shall not be deemed Material Indebtedness.
“Maximum Rate” is defined in Section 9.12 hereof.
“Notice of Borrowing” is defined in Section 1.3 hereof.
“Note” and “Notes” each is defined in Section 1.7 hereof.
“NSCC” means the National Securities Clearing Corporation.
“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 1.12 hereof).
“Parent” means Virtu Financial LLC, a Delaware limited company.
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)).
“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all Loans then outstanding.
“Permitted Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person approved by the Borrower.
“Permitted Holders” means the following: (a) Vincent Viola, (b) TJMT Holdings LLC, (c) any immediate family member of Vincent Viola, (d) any trust, limited liability company or partnership, of which the beneficiaries, members or partners (as the case may be) are composed solely of Vincent Viola and any member of his immediate family (the “Viola Family”), (e) any charitable trust, the grantor of which is any of the Viola Family, (f) Virtu Employee Holdco LLC, (g) any other Affiliate of the foregoing (a) – (f), (h) Ordinal Holdings I, LP and any Affiliate thereof, (i) Aranda Investments Pte. Ltd. and any Affiliate thereof, (j) Virtu Financial, Inc. and its subsidiaries, so long as no “person” or “group” (as each such term is used in Section 13(d) of the Exchange Act) other than one or more Permitted Holders specified in clauses (a) through (i) above is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Virtu Financial, Inc. or any such subsidiary, measured by voting power rather than number of shares, units or the like.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“Recipient” means the Administrative Agent and any Lender, as applicable.
“Register” is defined in Section 9.6(b) hereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and Commitments constitute more than 50% of the sum of the total outstanding Loans and Commitments of the Lenders.
“Rules” means the rules and regulations of the SEC under the Securities Exchange Act of 1934, as amended concerning the hypothecation of Customer’s Securities, including Rule 8c-1, Rule 15c2-1, and Rule 15c3-3.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) or (b) above.
“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, the French Republic, Her Majesty’s Treasury, or other relevant sanctions authority (including, without limitation, all OFAC Sanctions Programs).
“SEC” means the Securities and Exchange Commission.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless the context otherwise requires, “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means September 20, 2020, or such earlier date on which the Loans are accelerated pursuant to Section 7.2 or 7.3 hereof.
“Threshold Amount” mean $30,000,000.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 9.1(g)(iii) hereof.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
“Warrant” means that certain Class A Common Stock Purchase Warrant dated as of the Closing Date, issued by Virtu Financial, Inc. to the Lender on the Closing Date.
“Wholly‑owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Parent and/or one or more Wholly‑owned Subsidiaries within the meaning of this definition.
“Withholding Agent” means the Borrower and the Administrative Agent.
Section 3.2          Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to time of day herein are references to New York, New

York, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
SECTION 4.          Representations and Warranties.
The Borrower represents and warrants to the Administrative Agent and the Lenders as follows on the date hereof and on the date of each Credit Event:
Section 4.1          Organization and Qualification.  The Borrower is duly organized, validly existing, and in good standing as a limited liability company under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying , except for any failure to be licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
Section 4.2          Subsidiaries.  Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, in each case, where the failure to do so could reasonably be expected to have a Material Adverse Effect.
Section 4.3          Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for and to perform all of its obligations hereunder and under the other Loan Documents.  The Loan Documents delivered by the Borrower have been duly authorized, executed, and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable against each of them in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of the organizational documents of the Borrower or (b) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any covenant, indenture or agreement of or affecting the Borrower or any of its Property, except any such contravention or default, that would not reasonably be expected to have a Material Adverse Effect.

Section 4.4          Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely to finance the purchase and settlement of securities and to fund margin deposits with NSCC and Options Clearing Corporation.
Section 4.5         Governmental Authority and Licensing.  The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding by any federal state or local governmental authority which could reasonably be expected to result in revocation or denial of such license, permit or approval is pending or, to the knowledge of the Borrower, threatened in writing, in each case, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 4.6        Litigation and Other Controversies.  Except as set forth on Schedule 4.6, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened in writing, against the Borrower or any Subsidiary or any of their respective Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 4.7         Taxes.  All Federal and other material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their respective Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except (i) such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings and as to which adequate reserves established in accordance with GAAP have been provided or (ii) where any such failure, individually or in the aggregate, could  reasonably be expected to have a Material Adverse Effect.
Section 4.8         Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
Section 4.9        Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.10     Compliance with Laws; Sanctions; Anti-Money Laundering and Anti-Corruptions Laws.  (a) The Borrower and its Subsidiaries are in compliance with the requirements of all applicable federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations, where any such non‑compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse

Effect.  The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower does not and will not result in the breach of the Rules.
(b)          None of the Borrower, any of its Subsidiaries, any director, officer or employee of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower, any Affiliate, agent or representative of the Borrower or any of its Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions.
(c)          The Borrower, each of its Subsidiaries, each of the Borrower’s and its Subsidiaries’ respective directors, officers and employees, and, to the knowledge of the Borrower, each of the Borrower’s and its Subsidiaries’ respective Affiliates, agents and representatives, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(d)          The Borrower and its Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and the Borrower’s and its Subsidiaries’ respective Affiliates, directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
Section 4.11          Solvency.  The fair value of the Properties of the Borrower and its Subsidiaries, taken as whole, exceeds their debts, the Borrower and its Subsidiaries, taken as a whole, are able to pay their debts as they become due, and the Borrower and its Subsidiaries, taken as a whole, do not have unreasonably small capital to carry on their business and all businesses in which they are about to engage.
Section 4.12          No Default. No Default or Event of Default has occurred and is continuing.
Section 4.13          Registration, Regulation U.  The Borrower has been duly registered with the SEC as a registered broker dealer.  The Borrower is an “exempted borrower” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
Section 4.14          Regulatory Approvals.  All regulatory approvals necessary for the execution and delivery by the Borrower of this Agreement and the other Loan Documents have been obtained and are in full force and effect.
SECTION 5.          Conditions Precedent.
Section 5.1          All Credit Events.  At the time of each Credit Event hereunder:
(a)          each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date; provided, that with respect to any representation or warranty that is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct as of said time, except to the extent the same expressly relate to an earlier date;

(b)          no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c)          the Administrative Agent shall have received from the Borrower the notice required by Section 1.3(a) hereof;
(d)          after giving effect to such Credit Event,  the aggregate principal amount of all Loans made hereunder shall not exceed $300,000,000;
(e)          the Borrower shall be in compliance with the terms of the Warrant in all material respects; and
(f)          the Closing Date shall have occurred substantially simultaneously with or prior to such Credit Event.
Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e), inclusive, of this Section 5.1.
Section 5.2          Closing Date.  The effectiveness of this Agreement is subject to satisfaction or waiver of all of the following conditions precedent:
(a)          the Administrative Agent shall have received this Agreement duly executed by the Borrower, the Administrative Agent and the Lenders as of such date;
(b)          if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.7 hereof;
(c)          each Lender shall have received from the Borrower its respective Warrant; and
(d)          each of the Lenders shall have received all documentation and other information requested by any such Lender required by bank regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including without limitation, the Patriot Act including, without limitation, the information described in Section 11.22 hereof.
SECTION 6.          Covenants.
The Borrower agrees that, so long as any Commitment or Obligations (other than contingent indemnification obligations for which no claim has been made) remain outstanding, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 9.8 hereof:
Section 6.1          Maintenance of Business; Licenses and Memberships.  The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except, as to any Subsidiary, in each case or in aggregate, as would not reasonably be expected to have a Material Adverse Effect.  The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, including but not limited to, the maintenance of all permits, licenses, consents and memberships as may be required for the conduct of its business by any Governmental Authority or any exchange, except in each case or in aggregate as would not reasonably be expected to have a Material Adverse Effect.
Section 6.2          Taxes and Assessments.  The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings  or except in each case or in aggregate as would not reasonably be expected to have a Material Adverse Effect.
Section 6.3          Notices.  The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent, each Lender, and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower as the Administrative Agent or Lender may reasonably request; and without any request, shall furnish to the Administrative Agent and the Lenders:
(a)          promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of  the occurrence of any Default or Event of Default hereunder; and
(b)          promptly, and in any event within five (5) Business Days after the occurrence thereof, written notice of any Change of Control.
Section 6.4          Compliance with Laws; Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.  (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
(b)          The Borrower shall at all times comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.
(c)          The Borrower shall provide the Administrative Agent and the Lenders any information regarding the Borrower and each of its owners, Affiliates, and Subsidiaries necessary for the Administrative Agent and the Lenders to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to the Borrower’s ability to provide information applicable to them and, without limiting the foregoing, notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.
(d)          The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and the Borrower’s and its Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.
(e)          The Borrower is excluded from the definition of “legal entity customer” under the Customer Due Diligence Requirements for Financial Institutions issued by the Financial Crimes Enforcement Network.
(f)          The Borrower will not request a Loan, and the Borrower shall not use, and such Borrower shall ensure that its Subsidiaries and Affiliates, and its or their respective directors, officers, employees and agents not use, the proceeds of any Loan, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 6.5          Change in the Nature of Business.  The Borrower shall not, nor shall it permit any of the Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date and any Subsidiary acquired or formed after the date hereof shall be in the same or similar line of business as the Borrower or its Subsidiaries are engaged in as of the Closing Date, other than businesses that are the same, similar, ancillary or reasonably related to the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date (or which are reasonable extensions thereof).
Section 6.6          Use of Proceeds.  The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 4.4 hereof.
SECTION 7.          Events of Default and Remedies.
Section 7.1          Events of Default.  The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:
(a)          default by the Borrower in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default by the Borrower for a period of five (5) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

(b)          default by the Borrower in the observance or performance of (i) any covenant set forth in Sections 6.5 or 6.6 hereof; or
(c)          default by the Borrower in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent; or
(d)          any representation or warranty made by the Borrower herein or in any other Loan Document, or in any statement or certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or
(e)          (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) with respect to the Borrower that is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or (iii) the Borrower takes any action for the purpose of terminating repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder; or
(f)          (i) default shall occur under any Material Indebtedness aggregating more than the Threshold Amount, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Material Indebtedness (whether or not such maturity is in fact accelerated) and (ii) any such Material Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise);
(g)          (i) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes shall be entered or filed against the Borrower or against any of its Property, in an aggregate amount in excess of the applicable Threshold Amount (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) and which remains undischarged, unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of the Borrower to enforce any such judgment, or (ii) the Borrower shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or order, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or (iii) dissolution or termination of the existence of the Borrower, or any Change of Control shall occur; or
(h)          the Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(i) hereof;
(i)          a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any substantial part of any of its Property, or a proceeding described in Section 7.1(h)(v) shall be instituted against the Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
Section 7.2          Non-Bankruptcy Defaults.  When any Event of Default (other than those described in subsection (h) or (i) of Section 7.1 hereof) has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower:  (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the Administrative Agent and the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
Section 7.3          Bankruptcy Defaults.  When any Event of Default described in subsections (h) or (i) of Section 7.1 hereof with respect has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.
Section 7.4          Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by any Lender.  The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.4, shall also send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

SECTION 8.          The Administrative Agent.
Section 8.1          Appointment and Authorization of Administrative Agent.  Each Lender hereby irrevocably appoints TJMT Holdings LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 8 (other than Section 8.6 hereof) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third‑party beneficiary of any of such provisions, and none of such provisions shall affect the rights of the Borrower or the obligations to the Borrower of the parties to this Agreement.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other similar implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom.
Section 8.2          The Administrative Agent and its Affiliates.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.3          Action by the Administrative Agent. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)          shall not be subject to any fiduciary or other similar implied duties, regardless of whether a Default has occurred and is continuing;
(ii)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.  The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and
(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)          Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby  (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 2.1, 7.2, 7.3 and 9.8 hereof, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, or a Lender.
(c)          Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 5.1 or 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 8.4          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Commitments and the Loans as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 8.6          Resignation of Administrative Agent.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be a Lender, an Affiliate of a Lender with an office in the United States of America,  or a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)          With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  After the retiring Administrative Agent’s resignation, hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.10 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.7          Non‑Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.8          Authorization of Administrative Agent to File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents including, but not limited to, Sections 1.8 and 9.10 hereof) allowed in such judicial proceeding; and
(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 1.8 and 9.10 hereof.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 9.          Miscellaneous.
Section 9.1          Withholding Taxes.
(a)          Certain Defined Terms.  For purposes of this Section, the term “applicable law” includes FATCA.
(b)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower  under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)          Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)          Indemnification by the Borrower.  The Borrower shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)          Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)          Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)          Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)          Without limiting the generality of the foregoing,
(A)          any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)          executed originals of IRS Form W‑8ECI;
(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in form and substance acceptable to the Administrative Agent and the Borrowers to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN; or
(iv)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate substantially in form and substance acceptable to the Administrative Agent and the Borrowers, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate in form and substance acceptable to the Administrative Agent and the Borrowers on behalf of each such direct and indirect partner;
(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(h)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)          Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 9.2          No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent or any Lender, or on the part of the holder or holders of any of the Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders, and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
Section 9.3          Non‑Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 9.4          Notices.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:
(i)          if to the Borrower, to it at 165 Broadway, New York New York  10006, Attention of Legal Department (Electronic mail: jwaldie@virtu.com) Telephone No. (212) 418-0100);
(ii)          if to the Administrative Agent, to TJMT Holdings LLC c/o Virtu Financial LLC, 165 Broadway, New York New York  10006, Attention: Michael Viola (Telephone No. (212) 418-0100); and
(iii)          if to a Lender, to it at its address (or facsimile number) provided by written notice to the Borrower and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement).
(b)          Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.5          Counterparts; Etc.
(a)          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of an originally executed counterpart of this Agreement.  For purposes of determining compliance with the conditions specified in Section 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
(b)          Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an originally executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronics Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.6          Successors and Assigns.
(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, or (ii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)          Assignments by Lenders.  No Lender may assign any of its rights and obligations under this Agreement other than to a Permitted Assignee; provided that any such assignment shall be subject to the following conditions:
(i)          Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(ii)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.10 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be void ab initio.
(c)          Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time

(the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)          Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.7          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents,  (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s‑length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate, and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Administrative Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.8          Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower and (b) the Required Lenders (or the Administrative Agent acting at the direction of the Required Lenders) (except as otherwise stated below to require only the consent of the Lenders affected thereby), and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:
(i)          no amendment or waiver pursuant to this Section 9.8 shall (A) increase any Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan without the consent of the Lender to which such payment is owing or which has committed to make such Loan hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend to waive any obligation of the Borrower to pay interest or fees at the default rate as set forth therein; and
(ii)          no amendment or waiver pursuant to this Section 9.8 shall, unless signed by each Lender, change the definition of Required Lenders, change the provisions of this Section 9.8, change the application of payments contained in Section 2.1, or affect the number of Lenders required to take any action hereunder or under any other Loan Document.
Notwithstanding anything to the contrary herein,  if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof.
Section 9.9          Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 9.10          Costs and Expenses; Indemnification. (a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including and limited to, in the case of fees, charges and disbursements of counsel, the reasonable and documented fees, charges and disbursements of one firm of counsel for the Administrative Agent) in connection with the syndication, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including and limited to, in the case of fees, charges and disbursements of counsel, the reasonable and documented fees, charges and disbursements of one firm of counsel for the Administrative Agent and the Lenders, taken together), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower as a debtor thereunder).
(b)          Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub‑agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, but limited in the case of fees, charges and disbursement of counsel, to the reasonable and documented fees, charges and disbursements of one firm of counsel for all Indemnitees, taken together), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party or the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration and enforcement of this Agreement and the other Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower as a debtor thereunder), (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (including, without limitation, any settlement arrangement arising from or relating to the foregoing); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This subsection (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.
(c)          Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)          Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
(e)          Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 9.11          Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
Section 9.12          Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) the Borrower shall not be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) the Borrower shall not have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 9.13          Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Loan Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.
Section 9.14          Lender’s Obligations Several.  The obligations of the Lenders hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute a partnership, association, joint venture or other entity.
Section 9.15          Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement, the Notes and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto and thereto, shall be construed and determined in accordance with the laws of the State of New York (including Section 5‑1401 and Section 5‑1402 of the General Obligations law of the State of New York) without regard to conflicts of law principles that would require application of the laws of another jurisdiction.
(b)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its respective properties in the courts of any jurisdiction.
(c)          Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.15(b).  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy or e‑mail) in Section 9.4.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.
Section 9.16          Waiver of Jury Trial.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document or the transactions contemplated thereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
Section 9.17          USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
Section 9.18          Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (e) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Parent, the Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

This Loan Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Virtu Americas LLC

By: Virtu Strategic Holdings LLC, Its: Managing Member

By:	/s/ Douglas A. Cifu
	Name:	Douglas A. Cifu
	Title:	Chief Executive Officer

[Signature Page to Loan Agreement]

“Administrative Agent and Lenders”

TJMT HOLDINGS LLC, as Administrative Agent and as a Lender

By:	/s/ Michael Viola
	Name:	Michael Viola
	Title:	Authorized Person

[Signature Page to Loan Agreement]

Exhibit A

Notice of Borrowing
Date: _____________, ____
To:
TJMT Holdings LLC, as Administrative Agent for the Lenders party to the Loan Agreement dated as of March 20, 2020 (as extended, renewed, amended or restated from time to time, the “Loan Agreement”), among Virtu Americas LLC, certain Lenders which are signatories thereto, and TJMT Holdings LLC, as Administrative Agent

Ladies and Gentlemen:
We refer to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.4 of the Loan Agreement, of the Borrowing specified below:
1.          The Business Day of the proposed Borrowing is ___________, ____.
2.          The aggregate amount of the proposed Borrowing is $______________.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
(a)          the representations and warranties of the Borrower contained in Section 6 of the Loan Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date);  provided, that with respect to any representation or warranty that is qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);
(b)          no Default or Event of Default with respect to such Borrower has occurred and is continuing or would result from such proposed Borrowing; and
(c)          the aggregate principal amount of all Loans made under the Loan Agreement after giving effect to the proposed Borrowing does not exceed $300,000,000.

Virtu Americas LLC

By: Virtu Strategic Holdings LLC, Its: Managing Member

By:
Name:
Title:

Exhibit B
Promissory Note
U.S. $_______________	__________, 20__
For Value Received, each of the undersigned, Virtu Americas LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to ____________________ (the “Lender”) or its permitted registered assigns on the Termination Date of the hereinafter defined Loan Agreement, at such location as the Lender may designate to the Borrower in writing, in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Loan Agreement, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Loan Agreement.
This Note is one of the Notes referred to in the Loan Agreement dated as of March 20, 2020, among the Borrower, the Lenders, and TJMT Holdings LLC, as Administrative Agent (as extended, renewed, amended, restated or otherwise modified from time to time, the “Loan Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Loan Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York (including Section 5‑1401 and Section 5‑1402 of the General Obligations law of the State of New York).
Voluntary prepayments may be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Loan Agreement.
To the extent any provision of this Note is inconsistent with, or conflicts with, any provision of the Loan Agreement, the Loan Agreement shall control.
The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Virtu Americas LLC

By: Virtu Strategic Holdings LLC, Its: Managing Member

By:
Name:
Title:

Exhibit C
Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.	Assignor[s]:	________________________________ ________________________________
2.	Assignee[s]:	________________________________ ________________________________
[for each Assignee, indicate Affiliate of [identify Lender]]
3.	Borrower:	Virtu Americas LLC

4.	Administrative Agent:	TJMT Holdings LLC, as the administrative agent under the Loan Agreement

5.	Credit Agreement:	Loan Agreement dated as of March 20, 2020 among Virtu Americas LLC, the Lenders parties thereto, and TJMT Holdings LLC, as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[8]
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	______________][9]

Effective Date: ________________, 20___ [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:
Assignor[s][10]

By:
Name
Title

[Name of Assignor]

By:
Name
Title

Assignee[s][11]

[Name of Assignee]

By:
Name
Title
[Name of Assignee]

By:
Name
Title

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.

Accepted: TJMT HOLDINGS LLC, as Administrative Agent

By:
Name
Title

[Consented to:]12

Virtu Americas LLC By: Virtu Strategic Holdings LLC, Its: Managing Member

By:
Name
Title

[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1
Standard Terms and Conditions for
Assignment and Assumption
SECTION 1.          Representations and Warranties.
Section 1.1          Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
Section 1.2          Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements of a Permitted Assignee, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

SECTION 2.          Payments.
From and after the Effective Date, the Borrower shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Borrower for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.  Notwithstanding the foregoing, the Borrower shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
SECTION 3.          General Provisions.
This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (including Section 5‑1401 and Section 5‑1402 of the General Obligations law of the State of New York).

Schedule 1
Commitments
Name of Lender	Commitments
TJMT Holdings LLC	$300,000,000.00
Total	$300,000,000.00

Schedule 4.6
Litigation
The discussion of legal proceedings in Item 3 of Part I of Virtu Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, are incorporated herein by reference.